Comparison of change in value of $10,000 investment in Dreyfus Pennsylvania Intermediate Municipal Bond Fund and the Lehman Brothers 7-Year Municipal Bond Index

EXHIBIT A:

                               Lehman
               Dreyfus        Brothers
            Pennsylvania       7-Year
  PERIOD    Intermediate      Municipal
              Municipal         Bond
              Bond Fund        Index *

 12/16/93      10,000          10,000
 11/30/94       9,942           9,577
 11/30/95      11,580          11,039
 11/30/96      12,170          11,618
 11/30/97      12,982          12,319
 11/30/98      13,859          13,219
 11/30/99      13,678          13,280
 11/30/00      14,688          14,150
 11/30/01      16,001          15,300
 11/30/02      16,931          16,374

* Source: Lipper Inc.